FOR IMMEDIATE RELEASE

Labcorp Contacts:
Media: Kimbrel Arculeo — 336-436-8263
Media@Labcorp.com

Investors: Christin O'Donnell — 336-436-5076
Investor@Labcorp.com

Labcorp to Announce First Quarter Financial Results on April 25, 2024

BURLINGTON, N.C., March 27, 2024 – (NYSE: LH), a global leader of innovative and comprehensive laboratory services, will release its financial results for the first quarter of 2024 before the market opens on Thursday, April 25, 2024. The company will host a conference call and webcast beginning at 9 a.m. ET that day to discuss the results. The earnings press release and accompanying financial information will be posted on the Labcorp Investor Relations website.

The call will be webcast live on the Labcorp Investor Relations website. Participants may also register for the call by clicking on this link, to receive the dial-in numbers and unique PIN to access the call. The webcast and dial-in are listen-only. It is recommended that participants join 10 minutes prior to the start, although participants may register and join at any time during the call.

A replay of the webcast will be available approximately two hours after the conclusion of the live event and will be available until April 11, 2025. To access the webcast recording, visit the Labcorp Investor Relations website.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's more than 67,000 employees serve clients in approximately 100 countries, provided support for 84% of the new drugs and therapeutic products approved in 2023 by the FDA and performed more than 600 million tests for patients around the world. Learn more about us at www.Labcorp.com.

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